Exhibit 99.1

Media Contact	November 4, 2008
Andy Brimmer, 205-410-2777	For Immediate Release

Investor Relations Contact

Mary Ann Arico, 205-969-6175

maryann.arico@healthsouth.com

HealthSouth Reports Results for Third Quarter Ended September 30, 2008

Net Operating Revenues Increase 6.5%

Continued Emphasis on Debt Reduction

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today reported its results of operations for the third quarter ended September 30, 2008. The results showed consolidated net operating revenues of $456.2 million for the third quarter of 2008 versus $428.3 million for the third quarter of 2007. This increase was driven by increased discharges quarter over quarter. Compared to the third quarter of 2007, consolidated net operating revenues increased by 6.5%.

In addition, the Company continued to deleverage its balance sheet. In total and through October 2008, the Company has reduced its total debt outstanding by approximately $208 million since December 31, 2007. Total debt outstanding approximated $1.8 billion as of October 31, 2008.

“Same store discharges were up a solid 8.1% compared to the same quarter of 2007 reflecting the continued benefits of our TeamWorks best practices initiative focusing on sales and marketing,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “With rising demand for our services, continued productivity improvements, and our plans to address labor costs, we believe we are well positioned for continued profitable growth.”

The information in this press release is summarized and should be read in conjunction with the Form 10-Q for the quarterly period ended September 30, 2008, when filed. In addition, the Company expects to post certain supplemental slides today on its website at www.healthsouth.com for reference during its November 5th earnings call.

Net Operating Revenues

Consolidated net operating revenues for the third quarter of 2008 were $456.2 million, which represents a $27.9 million, or 6.5%, increase over the same quarter of 2007. Higher net operating revenues were driven by 9.3% higher discharge volumes quarter over quarter, offset slightly by lower revenue per discharge and lower outpatient and other revenues.

Net patient revenue from the Company’s inpatient hospitals was $411.5 million, representing a $31.1 million, or 8.2%, increase over the same quarter of 2007. Net patient revenue from the Company’s inpatient hospitals benefited from the implementation of standardized sales and marketing activities in 92 of HealthSouth’s 93 hospitals and three acquisitions in the third quarter of 2008. Same store discharges were 8.1% higher quarter over quarter. A slight decrease in the acuity of the Company’s patients resulted in a decrease to its net patient revenue per discharge quarter over quarter.

Decreased outpatient volumes in the third quarter of 2008 compared to the same period of 2007 resulted primarily from the net closure of 15 outpatient satellites since the third quarter of 2007. In addition, staffing challenges and continued competition from physicians offering physical therapy services also contributed to the decline. HealthSouth continuously monitors the performance of its outpatient satellites and will take appropriate action with respect to underperforming facilities, including closure.

Operating Expenses

Salaries and Benefits

As reported previously, salaries and benefits have grown as a percent of net operating revenues during 2008. While the Company has improved its productivity, as shown in its employees per occupied bed, or “EPOB,” metric (see attached supplemental information for this calculation), productivity gains have not been enough to offset the higher cost of adding full-time equivalents needed as a result of higher volumes (e.g., recruitment, training, and orientation costs), annual merit increases, and increases in the cost of benefits provided to employees.

The Company routinely awards merit increases on October 1 of each year, which normally coincides with Medicare pricing adjustments. However, as part of the Medicare pricing roll-back that became effective April 1, 2008, the October 2007 pricing adjustment was rescinded, which had the effect of increasing salaries and benefits as a percent of net operating revenues in the quarter.

As previously reported, the Company made adjustments to certain benefits effective January 1, 2008. Some of these changes resulted in the consolidation of certain benefits, such as our paid-time-off program, which, in turn, is contributing to the increase in salaries and benefits. The Company has analyzed the competitiveness of these programs and has decided to modify certain aspects of these programs effective November 15, 2008, with additional modifications to be effective January 1, 2009.

Hospital Related Expenses

Hospital related expenses (which includes other operating expenses, supplies, occupancy costs, and the provision for doubtful accounts) for the third quarter of 2008 increased primarily due to increased patient volumes, repairs and maintenance expenses associated with the refurbishment of some of HealthSouth’s aging hospitals, rising utility costs, costs associated with the implementation of the Company’s TeamWorks initiative, the effect of hurricanes on some of the Company’s hospitals in Texas and Louisiana, and increased pricing related to supplies, especially pharmaceutical costs.

The Company’s provision for doubtful accounts continued to show the positive trend that resulted from the installation of new collections software in the latter half of 2006 and the standardization of certain business office processes.

General and Administrative Expenses

As discussed previously, the Company’s targeted level of general and administrative expenses (excluding stock compensation expense) is 4.75% of net operating revenues by the end of 2008. General and administrative expenses were 5.0% of net operating revenues during the third quarter of 2008, on this basis.

All Other Operating Expenses

In the third quarter of 2008, the Company recorded a net charge of $17.1 million as government, class action, and related settlements due primarily to an increase in the liability associated with its securities litigation settlement based on the value of HealthSouth’s common stock and warrants underlying the settlement as of September 30, 2008. These charges are noncash in nature.

Professional fees decreased as the Company concluded the vast majority of its various restructuring efforts in 2007.

Pre-tax Loss from Continuing Operations and Net Income

“Our primary focus continues to be deleveraging the Company,” said John Workman, Executive Vice President and Chief Financial Officer of HealthSouth. “As a result of our focus in this area, interest expense decreased by approximately $20 million quarter over quarter and was the main reason pre-tax loss from continuing operations improved versus the third quarter of 2007.”

The Company reported a pre-tax loss from continuing operations of ($13.1) million for the third quarter of 2008 compared to a pre-tax loss from continuing operations of ($31.1) million for the third quarter of 2007. The quarter-

over-quarter improvement was primarily a result of lower interest expense and a lower loss on our interest rate swap, offset by higher operating expenses, as noted above.

Net income available to common shareholders was $0.1 million, or ($0.00) per share (basic and diluted), for the third quarter of 2008 compared to net income available to common shareholders of $281.1 million, or $3.58 per basic share ($3.13 per diluted share), for the third quarter of 2007. The Company’s net income for the third quarter of 2007 included a $281.2 million income tax benefit primarily as a result of its recovery of federal income taxes paid and associated interest related to tax years 1996 through 1999 and approximately $40.4 million of post-tax gains associated with the divestitures of its surgery centers, outpatient, and diagnostic divisions.

On an adjusted basis, income (loss) from continuing operations was $14.7 million, or $0.15 per diluted share, and ($6.5) million, or ($0.07) per diluted share, for the three months ended September 30, 2008 and 2007, respectively. See the supplemental information attached to this press release for a calculation of adjusted income (loss) from continuing operations.

Adjusted Consolidated EBITDA

Adjusted Consolidated EBITDA was $79.3 million for the third quarter of 2008 compared to $88.3 million for the same period of 2007. During the third quarter of 2008, some of HealthSouth’s hospitals in Texas and Louisiana experienced disruption to their operations as a result of three hurricanes. The estimated negative impact to Adjusted Consolidated EBITDA from these hurricanes was approximately $1.0 million. Adjusted Consolidated EBITDA for the third quarter of 2007 included an $8.6 million gain on the sale of the Company’s investment in Source Medical. Excluding the gain on sale of the Company’s investment in Source Medical, Adjusted Consolidated EBITDA was flat quarter over quarter. In general, higher net operating revenues from increased discharge volumes were offset by higher expenses mainly attributable to salaries and benefits, which are being addressed as discussed above.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $149.3 million for the nine months ended September 30, 2008. Capital expenditures were $20.8 million for the third quarter of 2008 and $39.5 million for the year-to-date period. Of the $20.8 million of capital expenditures during the third quarter of 2008, approximately $5.9 million related to the acquisition of land for de novo projects.

Cash and cash equivalents were $24.9 million as of September 30, 2008. As of September 30, 2008, restricted cash of $73.4 million included approximately $30.3 million held in escrow by the trustee of the Company’s 10.750% Senior Subordinated Notes due 2008. This cash was used to redeem the remaining balance of these notes on their maturity date of October 1, 2008.

With the continued deleveraging of the Company as a priority, on June 27, 2008, HealthSouth finalized the issuance and sale of 8.8 million shares of its common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million and used the majority of these net proceeds to reduce its total debt outstanding. This debt reduction was in addition to the use of the net proceeds from the sale of the Company’s corporate campus in April 2008 to reduce total debt outstanding. In addition, during October 2008, the Company received an approximate $46 million income tax refund (including associated interest) from the Internal Revenue Service for tax years 2000 through 2003 and used the majority of this cash refund to reduce amounts outstanding under its Credit Agreement. In total and through October 2008, the Company has reduced its total debt outstanding by approximately $208 million since December 31, 2007.

Subsequent Event – Settlement with UBS

On October 22, 2008, the Company and the lead derivative stockholder plaintiffs entered into an agreement in principle with UBS Securities, LLC and UBS AG, Stamford Branch (together, “UBS”), as well as UBS’s insurance carriers, to settle the claims against and by UBS in the Tucker derivative litigation. For additional information related to this settlement, please see the Current Report on Form 8-K furnished to the SEC on October 27, 2008. The Company plans to use the majority of the net proceeds from its settlement with UBS to reduce long-term debt. However, no assurances can be given as to the exact timing of the receipt of such proceeds.

2008 Guidance

As discussed above, the Company has reduced its total debt outstanding by approximately $208 million since December 31, 2007. This includes the use of the majority of its $46 million federal income tax refund, including associated interest, which was received in October 2008 to pay down long-term debt, which in turn lowers the Company’s interest expense.

Therefore, due to its year-to-date debt reduction through October 31, 2008 and based on its results for the third quarter of 2008, the Company is updating its 2008 guidance related to discharges and earnings per share, as previously provided in the Company’s prior earnings release and the related Current Report on Form 8-K dated August 5, 2008. The Company’s ability to meet this updated guidance is dependent upon its ability to continue to grow inpatient discharges to offset the negative impact of the Medicare pricing roll-back that became effective on April 1, 2008 (and will continue until September 30, 2009) and its ability to control costs associated with salaries and benefits.

2008 Guidance
	Former	Updated

Year-over-year growth in inpatient discharges	4% to 5%	5% to 6%

Consolidated net operating revenues	$1.825 billion to	$1.825 billion to
	$1.875 billion	$1.875 billion

Adjusted Consolidated EBITDA	$330 million to	$330 million to
	$335 million	$335 million

Net income per diluted share (1)	$0.15 per share to	$0.23 per share to
	$0.20 per share	$0.25 per share

Adjusted income from continuing operations per diluted share	$0.50 per share to	$0.58 per share to
	$0.55 per share	$0.60 per share

(1) As previously reported, the Company’s earnings per share guidance does not incorporate any assumptions related to actual amounts already incurred in 2008 or amounts that may be incurred in 2008 for: (1) government, class action, and related settlement amounts, including the fair value adjustments to the liability associated with the Company’s securities litigation settlement that are required until the applicable common stock and warrants are issued and (2) any gain or loss associated with the fair value adjustments to the Company’s interest rate swap over the remaining term of this agreement. In addition, due to the income tax benefits associated with the Company’s continued pursuit of its remaining income tax refund claims, the Company’s earnings per share guidance does not include its provision for income tax benefit, as such amounts are not reflective of the Company’s expected income tax expense in future periods.

See the supplemental information attached to this press release for a calculation of adjusted income (loss) from continuing operations per diluted share.

Other Information

The Company expects to file its Form 10-Q for the quarterly period ended September 30, 2008 this week. When filed, the report can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q for the quarterly period ended September 30, 2008, when filed.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In Millions, Except per Share Data)
Net operating revenues	$ 456.2	$ 428.3	$ 1,378.6	$ 1,302.9
Operating expenses:
Salaries and benefits	236.5	214.4	701.0	646.2
Other operating expenses	68.9	63.7	202.1	187.6
General and administrative expenses	25.5	25.8	78.8	101.8
Supplies	26.2	24.1	81.1	74.9
Depreciation and amortization	18.1	19.5	65.8	56.9
Impairment of long-lived assets	–	0.4	0.6	15.1
Occupancy costs	12.8	12.9	37.6	38.5
Provision for doubtful accounts	6.7	5.6	20.8	26.2
Loss on disposal of assets	0.2	0.6	0.6	2.2
Government, class action, and related settlements	17.1	3.9	(27.9)	(34.0)
Professional fees—accounting, tax, and legal	4.0	9.2	12.9	44.3
Total operating expenses	416.0	380.1	1,173.4	1,159.7
Loss on early extinguishment of debt	2.1	2.2	5.8	19.9
Interest expense and amortization of debt discounts
and fees	40.4	60.2	131.3	177.9
Other income	(0.4)	(9.4)	(2.1)	(14.5)
Loss on interest rate swap	8.0	21.4	16.1	6.8
Equity in net income of nonconsolidated affiliates	(2.7)	(2.3)	(7.8)	(7.4)
Minority interests in earnings of consolidated affiliates	5.9	7.2	21.7	23.2
(Loss) income from continuing operations before
income tax benefit	(13.1)	(31.1)	40.2	(62.7)
Provision for income tax benefit	(22.5)	(281.2)	(21.7)	(288.2)
Income from continuing operations	9.4	250.1	61.9	225.5
(Loss) income from discontinued operations, net of
income tax (expense) benefit	(2.8)	37.5	8.6	473.7
Net income	6.6	287.6	70.5	699.2
Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(19.5)	(19.5)
Net income available to common shareholders	$ 0.1	$ 281.1	$ 51.0	$ 679.7
Weighted average common shares outstanding:
Basic	87.4	78.5	81.6	78.6
Diluted	101.0	91.8	95.1	91.9
Earnings per common share:
Basic:
Income from continuing operations available
to common shareholders	$ 0.03	$ 3.10	$ 0.52	$ 2.62
(Loss) income from discontinued operations,
net of income tax expense	(0.03)	0.48	0.11	6.03
Net income per share available to common
shareholders	$ –	$ 3.58	$ 0.63	$ 8.65
Diluted:
Income from continuing operations available
to common shareholders	$ 0.03	$ 2.72	$ 0.52	$ 2.45
(Loss) income from discontinued operations,
net of income tax expense	(0.03)	0.41	0.11	5.16
Net income per share available to common
shareholders	$ –	$ 3.13	$ 0.63	$ 7.61

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unauditied)

	September 30,	December 31,
	2008	2007
	(In Millions)
Assets
Current Assets:
Cash and cash equivalents	$ 24.9	$ 19.8
Restricted cash	73.4	63.6
Restricted marketable securities	27.8	28.9
Accounts receivable, net of allowance for doubtful accounts of $33.9 in 2008;
$37.6 in 2007	226.0	217.7
Insurance recoveries receivable	230.0	230.0
Other current assets	54.9	58.4
Current assets held for sale	5.2	19.0
Total current assets	642.2	637.4
Property and equipment, net	676.9	729.6
Goodwill	414.4	406.1
Intangible assets, net	44.5	26.1
Investments in and advances to nonconsolidated affiliates	42.6	42.7
Assets held for sale	27.3	78.0
Income tax refund receivable	62.9	52.5
Other long-term assets	69.7	78.2
Total assets	$ 1,980.5	$ 2,050.6
Liabilities and Shareholders' Deficit
Current Liabilities:
Current portion of long-term debt	$ 56.0	$ 68.3
Accounts payable	40.6	48.7
Accrued expenses and other current liabilities	360.7	364.2
Government, class action, and related settlements	367.7	400.7
Current liabilities held for sale	35.1	88.6
Total current liabilities	860.1	970.5
Long-term debt, net of current portion	1,820.8	1,974.4
Liabilities held for sale	3.7	4.2
Other long-term liabilities	170.0	171.4
	2,854.6	3,120.5
Commitments and contingencies
Minority interest in equity of consolidated affiliates	84.7	97.2
Convertible perpetual preferred stock	387.4	387.4
Shareholders' deficit:
Total shareholders' deficit	(1,346.2)	(1,554.5)
Total liabilities and shareholders' deficit	$ 1,980.5	$ 2,050.6

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2008	2007
	(In Millions)
Net cash provided by (used in) operating activities	$ 149.3	$ (139.1)
Net cash (used in) provided by investing activities	(11.9)	1,187.9
Net cash used in financing activities	(133.4)	(1,073.3)
Effect of exchange rate changes on cash and cash equivalents	0.8	0.1
Increase (decrease) in cash and cash equivalents	4.8	(24.4)
Cash and cash equivalents at beginning of period	19.8	27.1
Cash and cash equivalents of divisions and facilities held for sale at
beginning of period	0.4	14.4
Less: Cash and cash equivalents of divisions and facilities held for
sale at end of period	(0.1)	(1.2)
Cash and cash equivalents at end of period	$ 24.9	$ 15.9

Operating activities. Net cash provided by operating activities increased period over period due to the increase in net operating revenues, as discussed previously, and a decrease in cash settlement payments. Net cash used in operating activities for the nine months ended September 30, 2007 included $110.8 million of cash settlement payments related primarily to the Company’s Medicare Program Settlement negotiated in 2004 and its SEC Settlement negotiated in 2005. The nine months ended September 30, 2008 included cash settlement payments of $7.4 million related primarily to the Company’s settlement with the United States Department of Health and Human Services Office of Inspector General negotiated in 2007.

Investing activities. The decrease in net cash provided by investing activities was due to the cash proceeds received from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions during the second and third quarters of 2007. Net cash used in investing activities for the nine months ended September 30, 2008 included $38.7 million in expenditures associated with the Company’s development activities, including $5.9 million of capital expenditures associated with land purchases for de novo projects.

Financing activities. The decrease in net cash used in financing activities was due to the use of the cash proceeds from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions to reduce debt outstanding under its Credit Agreement during the second and third quarters of 2007. During the nine months ended September 30, 2008, the Company made approximately $194.3 million of net debt payments. During the nine months ended September 30, 2007, the Company made approximately $985.5 million of net debt payments. The net debt payments made during the nine months ended September 30, 2008 primarily resulted from the sale of the Company’s corporate campus in March 2008 and the net proceeds from its June 2008 equity offering. Net cash used in financing activities for the nine months ended September 30, 2008 also included $30.3 million of cash that was sent on September 30, 2008 to the trustee of the Company’s 10.750% Senior Subordinated Notes due 2008 for redemption of these notes on their maturity date of October 1, 2008.

	Three Months Ended September 30,
	2008	Per Share (2)	2007	Per Share (2)
	(In Millions, Except per Share Data)
Net income	$ 6.6	$ 0.08	$ 287.6	$ 3.66
Loss (income) from discontinued operations	2.8	0.03	(37.5)	(0.48)
Income from continuing operations	9.4	0.11	250.1	3.19

Government, class action, and related settlements	17.1	0.20	3.9	0.05
Professional fees – accounting, tax, and legal	4.0	0.05	9.2	0.12
Loss on interest rate swap	8.0	0.09	21.4	0.27
Gain on sale of investment in Source Medical	–	–	(8.6)	(0.11)
Provision for income tax benefit	(22.5)	(0.26)	(281.2)	(3.58)
Estimated state tax expense	(1.3)	(0.01)	(1.3)	(0.02)
Adjusted income (loss) from continuing operations(1)(3)	14.7	0.17	(6.5)	(0.08)
Adjustment to GAAP EPS for dilution (2)		(0.02)		0.01
Adjusted income (loss) from continuing operations
per diluted share (2)(3)		$ 0.15		$ (0.07)

Estimated state tax expense	1.3		1.3
Interest expense and amortization of debt discounts
and fees	40.4		60.2
Depreciation and amortization	18.1		19.5
	74.5		74.5
Other adjustments per the Company's Credit Agreement:
Impairment charges	–		0.4
Net noncash loss on disposal of assets	0.2		0.6
Loss on early extinguishment of debt	2.1		2.2
Gain on sale of investment in Source Medical	–		8.6
Compensation expense under FASB Statement
No. 123(R)	2.5		2.0
Adjusted Consolidated EBITDA (1)(3)(4)	$ 79.3		$ 88.3

Weighted average common shares outstanding:
Basic		87.4		78.5
Diluted		101.0		91.8

(1) Adjusted income (loss) from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted income (loss) from continuing operations as a financial measure and Adjusted Consolidated EBITDA as a liquidity measure on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for the three months ended September 30, 2008 and 2007 are based on basic weighted average common shares outstanding for all amounts except adjusted income (loss) from continuing operations per diluted share, which is based on diluted shares outstanding. The diluted share counts for the three months ended September 30, 2008 and 2007 contain 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. Per share amounts do not include 5.0 million shares of common stock or warrants to purchase approximately 8.2 million shares of common stock not yet issued under the securities litigation settlement. The increase in the Company’s basic and diluted weighted average common shares outstanding for the three months ended September 30, 2008 compared to the same period of 2007 was primarily the result of its equity offering of 8.8 million shares that was completed on June 27, 2008. The calculation of adjusted loss from continuing operations per diluted share ignores the antidilutive impact in 2007.

(3) Adjusted income (loss) from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(4) The Company’s Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring. In addition, the Company is allowed to add other income, including interest income, to the calculation of Adjusted

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted Consolidated EBITDA (1)(3)

Consolidated EBITDA under its Credit Agreement. This includes interest income associated with the Company’s federal income tax recoveries. This amount has not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted Consolidated EBITDA (1)(3)

	Nine Months Ended September 30,
	2008	Per Share (2)	2007	Per Share (2)
	(In Millions, Except per Share Data)
Net income	$ 70.5	$ 0.86	$ 699.2	$ 8.90
Income from discontinued operations	(8.6)	(0.11)	(473.7)	(6.03)
Income from continuing operations	61.9	0.76	225.5	2.87

Government, class action, and related settlements	(27.9)	(0.34)	(34.0)	(0.43)
Professional fees – accounting, tax, and legal	12.9	0.16	44.3	0.56
Loss on interest rate swap	16.1	0.20	6.8	0.09
Accelerated depreciation of corporate campus (3)	10.0	0.12	–	–
Gain on sale of investment in Source Medical	–	–	(8.6)	(0.11)
Provision for income tax benefit	(21.7)	(0.27)	(288.2)	(3.67)
Estimated state tax expense	(3.9)	(0.05)	(3.9)	(0.05)
Adjusted income (loss) from continuing operations (1)(4)	47.4	0.58	(58.1)	(0.74)
Adjustment to GAAP EPS for dilution (2)		(0.08)		0.11
Adjusted income (loss) from continuing operations
per diluted share (2)(4)		$ 0.50		$ (0.63)

Estimated state tax expense	3.9		3.9
Interest expense and amortization of debt discounts
and fees	131.3		177.9
Depreciation and amortization, excluding accelerated
depreciation of corporate campus	55.8		56.9
	238.4		180.6
Other adjustments per the Company's Credit Agreement:
Impairment charges	0.6		15.1
Net noncash loss on disposal of assets	0.8		2.2
Loss on early extinguishment of debt	5.8		19.9
Gain on sale of investment in Source Medical	–		8.6
Compensation expense under FASB Statement
No. 123(R)	8.5		8.1
Sarbanes-Oxley related costs	–		0.3
Adjusted Consolidated EBITDA (1)(4)(5)	$ 254.1		$ 234.8

Weighted average common shares outstanding:
Basic		81.6		78.6
Diluted		95.1		91.9

(1) Adjusted income (loss) from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted income (loss) from continuing operations as a financial measure and Adjusted Consolidated EBITDA as a liquidity measure on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for the nine months ended September 30, 2008 and 2007 are based on basic weighted average common shares outstanding for all amounts except adjusted income (loss) from continuing operations per diluted share, which is based on diluted shares outstanding. The diluted share counts for the nine months ended September 30, 2008 and 2007 contain 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. Per share amounts do not include 5.0 million shares of common stock or warrants to purchase approximately 8.2 million shares of common stock not yet issued under the securities litigation settlement. The increase in the Company’s basic and diluted weighted average common shares outstanding for the nine months ended September 30, 2008 compared to the same period of 2007 was primarily the result of its equity offering of 8.8 million shares that was completed on June 27, 2008. The calculation of adjusted loss from continuing operations per diluted share ignores the antidilutive impact in 2007.

(3) In the first quarter of 2008, and in accordance with Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company accelerated the depreciation of its corporate campus so that the net book value of the campus equaled the estimated net proceeds the Company

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted Consolidated EBITDA (1)(4)

expected to receive on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10 million. No similar charges are expected in 2009.

(4) Adjusted income (loss) from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(5) The Company’s Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring. In addition, the Company is allowed to add other income, including interest income, to the calculation of Adjusted Consolidated EBITDA under its Credit Agreement. This includes interest income associated with the Company’s federal income tax recoveries. This amount has not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted Consolidated EBITDA (1)(4)

	September 30,	December 31,	September 30,
Facilities	2008	2007	2007
# of inpatient rehabilitation hospitals	93	94	94
# of long-term acute care hospitals	6	6	6
# of outpatient satellites	55	60	70

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(In Millions)
Net patient revenue—inpatient	$ 411.5	$ 380.4	$ 1,241.1	$ 1,155.5
Net patient revenue—outpatient and
other revenues	44.7	47.9	137.5	147.4
Net operating revenues	$ 456.2	$ 428.3	$ 1,378.6	$ 1,302.9

	(Actual Amounts)
Discharges*	26,827	24,535	80,126	75,733
Outpatient visits	310,279	323,374	936,152	1,012,370
Average length of stay	14.7 days	15.3 days	14.9 days	15.2 days
Occupancy %	65.6%	62.4%	66.4%	64.2%
# of licensed beds	6,556	6,563	6,556	6,563
Full-time equivalents**	15,744	15,345	15,590	15,459

*	Represents discharges from HealthSouth’s consolidated hospitals. As of September 30, 2008, the Company had 90 consolidated hospitals.
**

Excludes 396 and 513 full-time equivalents for the three months ended September 30, 2008 and 2007, respectively, and 413 and 601 full-time equivalents for the nine months ended September 30, 2008 and 2007, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in the Company’s condensed consolidated statements of operations. Full-time equivalents included in the above table represent HealthSouth employees who participate in or support the operations of the Company’s hospitals and exclude an estimate of full-time equivalents related to contract labor.

EPOB is calculated by dividing the number of full-time equivalents, including an estimate of full-time equivalents from the utilization of contract labor, by the number of occupied beds during each period. The number of occupied beds is determined by multiplying the number of licensed beds by the Company’s occupancy percentage.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Full-time equivalents:
HealthSouth employees	15,744	15,345	15,590	15,459
Contract labor	136	140	185	162
	15,880	15,485	15,775	15,621

Occupied beds	4,301	4,095	4,353	4,213

EPOB	3.69	3.78	3.62	3.71

HealthSouth Corporation and Subsidiaries

Supplemental Information

The Company’s TeamWorks initiative is producing results during 2008 that has yielded increased patient discharges. The table below shows the number of hospitals by quarter that has been introduced to TeamWorks and the consolidated total discharge volume growth for each period. During the fourth quarter of 2008, TeamWorks is being implemented at the HealthSouth hospital in Vineland, New Jersey, which the Company acquired on July 31, 2008.

	Cumulative # of	% Increase in Discharges for All 93 Hospitals
	Hospitals with TeamWorks	Quarter-Over-Quarter	Year-Over-Year
Q1 2008	44	2.6%	2.6%
Q2 2008	76	5.6%	4.1%
Q3 2008	92	9.3%	5.8%

During the three and nine months ended September 30, 2008 and 2007, the Company derived consolidated net operating revenues from the following payor sources:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Medicare	66.2%	66.1%	67.2%	67.9%
Medicaid	2.2%	2.1%	2.2%	1.9%
Workers' compensation	2.2%	2.3%	2.2%	2.3%
Managed care and other discount plans	19.3%	19.2%	19.0%	18.5%
Other third-party payors	7.6%	6.7%	6.9%	6.2%
Patients	0.8%	1.1%	0.7%	0.7%
Other Income	1.7%	2.5%	1.8%	2.5%
Total	100.0%	100.0%	100.0%	100.0%

The Company’s operating results of discontinued operations were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net operating revenues	$ 8.0	$ 44.2	$ 24.7	$ 611.0
Costs and expenses	2.3	39.5	26.4	584.3
Impairments	8.4	1.3	9.0	37.2
(Loss) income from discontinued operations	(2.7)	3.4	(10.7)	(10.5)
(Loss) gain on disposal of assets of
discontinued operations	(0.1)	1.6	(0.1)	3.1
Gain on divestitures of divisions	–	40.4	18.7	443.6
Income tax (expense) benefit	–	(7.9)	0.7	37.5
(Loss) income from discontinued
operations, net of tax	$ (2.8)	$ 37.5	$ 8.6	$ 473.7

HealthSouth Corporation and Subsidiaries

Supplemental Information

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Wednesday, November 5, 2008, to discuss its results for the third quarter of 2008. For reference during the call, the Company expects to post certain supplemental slides on its website at www.healthsouth.com.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 68111688. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected.The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from November 5 until November 26, 2008. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarters ended September 30, June 30, 2008, and March 31, 2008.